AMENDED AND RESTATED FOREIGN CUSTODY MANAGER AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT entered into as of September 25, 2007 with an effective date of November 5, 2007 between Old Mutual Advisor Funds (the “Fund”), a statutory trust organized and existing under the laws of the State of Delaware and having its principal office and place of business at 4643 South Ulster Street, Suite 600, Denver, Colorado 80237, and The Bank of New York (“BNY”).

W I T N E S S E T H:

WHEREAS, BNY and the Fund have entered into a Foreign Custody Manager Agreement dated December 28, 2005, as amended, pursuant to which BNY provides custodial services to certain of the Fund’s series portfolios; and

WHEREAS, BNY and the Fund desire to amend the Foreign Custody Manager Agreement in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, effective November 19, 2007 the Fund will be renamed Old Mutual Funds I;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

1.   “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.

2.	“Eligible Foreign Custodian” shall have the meaning provided in the Rule.

3.   “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

4.   “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

5.   “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended on June 12, 2000 and as may thereafter be amended from time to time.

6.   “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York as custodian (the “Custodian”) under its Custody Agreement with the Fund.

ARTICLE II.

BNY AS A FOREIGN CUSTODY MANAGER

1.   The Fund on behalf of its Board hereby delegates to BNY with respect to each Specified Country the Responsibilities.

2.   BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.

3.   BNY shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of the Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Fund with any such Eligible Foreign Custodian.

ARTICLE III.

RESPONSIBILITIES

1.   Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNY determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule.

2.   For purposes of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

ARTICLE IV.

REPRESENTATIONS

1.   The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.

2.   BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; and (c) BNY has established the Monitoring System.

3.         BNY further represents that it has implemented and shall maintain measures reasonably designed to satisfy the requirements of federal and New York law applicable to the Bank with respect to the confidentiality of the portfolio holdings and transactions of each Fund. Upon request, the Bank shall annually make available to each Fund such summaries or audit reports, including any SAS 70 report, as the Bank generally makes available to its similar customers.

ARTICLE V.

CONCERNING BNY

1.   BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

2.   The Fund shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof and provided any such costs, expenses, damages, liabilities or claims do not constitute indirect, special or consequential damages or lost profits.

3.   For its services hereunder, the Fund agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

4.   BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.

MISCELLANEOUS

1.   This Agreement constitutes the entire agreement between the Fund and BNY as a foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

2.   Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 100 Church Street, 10th Floor, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

3.   Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 4643 South Ulster Street, Suite 600, Denver, Colorado 80237, Attention: Robert T. Kelly, or at such other place as the Fund may from time to time designate in writing.

4.   In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

5.   This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and

BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

6.   The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

7.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.   This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

OLD MUTUAL ADVISOR FUNDS

By:	/s/ Robert T. Kelly
Title:	Treasurer

THE BANK OF NEW YORK

By:	/s/ Joseph F. Keenan
Title:	Managing Director

fcmstd2.doc

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SCHEDULE I

Specified Countries

Market	Subcustodian(s)
Argentina	Citibank, N.A.
Australia	National Australia Bank Ltd
Austria	Bank Austria Creditanstalt A.G.
Bahrain	HSBC Bank Middle East
Bangladesh	HSBC
Belgium	ING Belgium SA/NV
Bermuda	Butterfield Trust Bermuda Limited
Botswana	Barclays Bank of Botswana Ltd
Brazil	Citibank N.A.
Bulgaria	ING Bank N.V.
Canada	Royal Bank of Canada
Cayman Islands	The Bank of New York
Channel Islands	The Bank of New York
Chile	Citibank N.A.
China Shanghai	HSBC
China Shenzhen	HSBC
Colombia	Cititrust Colombia S.A.
Costa Rica	Banco BCT
Croatia	Privredna banka Zagreb d.d.
Cyprus	BNP Paribas Securities Services, Athens
Czech Republic	ING Bank N.V. Prague
Denmark	Danske Bank
Ecuador	Banco de la Produccion S.A.
Egypt	Citibank, N.A.
Estonia	Hansabank Ltd
Euromarket	Clearstream Banking Luxembourg
Euromarket	Euroclear Bank
Finland	Nordea Bank Finland plc
France	BNP Paribas Securities Services / CACEIS Bank
Germany	BHF-BANK AG
Ghana	Barclays Bank of Ghana Ltd
Greece	BNP Paribas Securities Services, Athens
Hong Kong	HSBC
Hungary	ING Bank (Hungary) Rt.
Iceland	Landsbanki Islands
India	Deutsche Bank AG Mumbai / HSBC
Indonesia	HSBC
Ireland	The Bank of New York
Israel	Bank Hapoalim B.M.

Italy	Intesa Sanpaolo S.p.A.
Japan	The Bank of Tokyo-Mitsubishi UFJ Ltd / Mizuho Corporate Bank, Ltd
Jordan	HSBC Bank Middle East
Kazakhstan	HSBC
Kenya	Barclays Bank of Kenya Ltd
Kuwait	HSBC Bank Middle East Ltd
Latvia	Hansabank Limited
Lebanon	HSBC Bank Middle East
Lithuania	SEB Vilniaus Bankas
Luxembourg	Banque et Caisse d’Epargne de l’Etat
Malaysia	HSBC Bank Malaysia Berhad
Malta	HSBC Bank Malta p.l.c.
Mauritius	HSBC
Mexico	Banco Nacional de Mexico
Morocco	Attijariwafa Bank
Namibia	Standard Bank Namibia Ltd
Netherlands	ING Bank
New Zealand	National Australia Bank
Nigeria	Stanbic Bank Nigeria
Norway	DnB NOR Bank ASA
Oman	HSBC Bank Middle East
Pakistan	Standard Chartered Bank
Palestinian Autonomous Area	HSBC Bank Middle East
Panama	HSBC Bank (Panama) S.A.
Peru	Citibank del Perú
Philippines	HSBC
Poland	ING Bank Slaski
Portugal	Banco Comercial Português
Qatar	HSBC Bank Middle East
Romania	ING Bank Bucharest
Russia	ING Bank (Eurasia)
Saudi Arabia	Saudi British Bank
Serbia	Bank Austria Creditanstalt AG - Vienna
Singapore	United Overseas Bank Limited / DBS Bank Ltd
Slovak Republic	ING Bank N.V.
Slovenia	Bank Austria Creditanstalt d.d. Ljubljana
South Africa	Standard Bank of South Africa Limited
South Korea	HSBC
Spain	Banco Bilbao Vizcaya Argentaria S.A./ Santander Investment, S.A.
Sri Lanka	HSBC

Swaziland	Standard Bank Swaziland Limited
Sweden	Skandinaviska Enskilda Banken
Switzerland	Credit Suisse, Zurich
Taiwan	HSBC
Thailand	HSBC / Bangkok Bank Public Company Limited
Trinidad & Tobago	Republic Bank Limited
Tunisia	Banque Internationale Arabe de Tunisie
Turkey	Garanti Bank
Ukraine	ING Bank Ukraine
United Arab Emirates	HSBC Bank Middle East, Dubai
United Kingdom	The Bank of New York / Deutsche Bank AG London (Depository and Clearing Centre)
United States	The Bank of New York
Uruguay	BankBoston Uruguay S.A.
Venezuela	Citibank, N.A.
Vietnam	HSBC
Zambia	Barclays Bank of Zambia Ltd
Zimbabwe	Barclays Bank of Zimbabwe Ltd